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                                                Filed pursuant to Rule 424(b)(3)
                                           Registration Number 333-59704,-01,-02
PROSPECTUS

                                  EL PASO LOGO

                              EL PASO CORPORATION

              DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

                                  COMMON STOCK
                                  $3 PAR VALUE

     This prospectus relates to our Direct Stock Purchase and Dividend Reinvestment Plan. Our plan is designed to provide investors with a convenient and economical way to purchase shares of El Paso Corporation common stock. Once enrolled in our plan, participants may:

     - Purchase their first shares of our common stock by making an initial cash investment of at least $5,000 and up to $20,000.

     - Purchase additional shares of our common stock by making optional cash payments at any time of at least $50 each and up to a maximum of $20,000 per month.

     - Make optional cash payments in excess of $20,000 per month, but only after submission of a written request -- a "Request for Waiver" -- has been made to us and after we have given our written approval, which we may grant or refuse to grant in our sole discretion.

     - Elect to automatically reinvest any cash dividends that we may pay in the future on all of their shares of common stock in additional shares of common stock.

     Please read this prospectus in its entirety for a more detailed description of El Paso Corporation's Direct Stock Purchase and Dividend Reinvestment Plan and its features.

     Our common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "EPG." Our principal executive offices are located in the El Paso Building at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" AND
"CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 4.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 4, 2001.
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                               TABLE OF CONTENTS

About this Prospectus.......................................     i
Summary of the Plan.........................................     1
Risk Factors................................................     4
El Paso's Business..........................................     4
Forward-looking Statements..................................     4
Information About The Plan..................................     6
Material U.S. Federal Income Tax Considerations.............    19
Use of Proceeds.............................................    20
Plan of Distribution........................................    20
Where You Can Find More Information.........................    21
Description of El Paso Common Stock.........................    23
Legal Matters...............................................    23
Experts.....................................................    23

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may offer common stock under our Direct Stock Purchase and Dividend Reinvestment Plan using this prospectus in conjunction with a prospectus supplement that may add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with any additional information described under the heading "Where You Can Find More Information." In this prospectus, references to "El Paso," "we," "us," and "our" means El Paso Corporation.

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                              SUMMARY OF THE PLAN

     The following summary of the El Paso Corporation Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the plan that is contained in this prospectus. Terms used in this summary have the meanings given to them in the plan.

     The plan amends and restates in its entirety the El Paso Corporation Dividend Reinvestment and Common Stock Purchase Plan. Current participants will automatically continue to participate in the plan.

PURPOSE OF PLAN

     The purpose of the plan is to provide an economical and convenient way for investors to purchase shares of our common stock. The plan also provides us with a means of raising additional capital through the direct sale of our common stock to plan participants.

ELIGIBILITY AND ENROLLMENT

     If you currently own shares of our stock, you can participate in the plan by submitting a completed shareholder authorization card. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf.

     If you do not own any shares of our stock, you can participate in the plan by submitting a completed initial investment form and making an initial cash investment of at least $5,000.

REINVESTMENT OF DIVIDENDS

     As a participant, you can reinvest the cash dividends on all of your common stock in additional shares of our common stock without having to pay brokerage commissions or service fees.

OPTIONAL CASH PAYMENTS UP TO $20,000 PER MONTH

     If you are currently a participant, you can buy additional shares of our common stock without having to pay brokerage commissions or service fees. Current participants can submit optional cash payments at any time, provided each optional cash payment is at least $50 and total optional cash payments do not exceed $20,000 per month, unless we have granted your request for a waiver. Purchases may be made by check, money order or automatic monthly deductions.

     If you are a new investor, you can buy your first shares directly through the plan without having to pay brokerage commissions or service fees. The minimum initial cash investment is $5,000 by check or money order. Initial cash investments cannot exceed $20,000 unless we grant your request for a waiver.

OPTIONAL CASH PAYMENTS IN EXCESS OF $20,000 PER MONTH  --  REQUEST FOR WAIVER

     Optional cash payments by any current participant totaling more than $20,000 per month and any initial cash investment by a new investor in excess of $20,000, may only be made pursuant to a request for waiver that has been granted by El Paso Corporation.

INVESTMENT DATE

     Shares of common stock purchased directly from us will be purchased on the "Investment Date." When shares of common stock are purchased directly from us with dividends being reinvested, the Investment Date will occur on the dividend payment date (or if such date is not a trading day, then the first trading day immediately following that date). When shares of common stock are purchased directly from us with optional cash payments of up to $20,000 per month, then two Investment Dates will occur each month, on the 1st and the 15th. If either the 1st or 15th of any month is not a trading day, then the Investment Date will occur the first trading day immediately following such date. When shares of common

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stock are purchased directly from us with optional cash payments in excess of
$20,000 per month, purchases will occur twice each month over a five day pricing period, with each day in the pricing period being considered an Investment Date, please refer to Exhibit A.

     When shares of common stock are purchased in the open market or in privately negotiated transactions, whether with dividends being reinvested or with optional cash payments, shares will be purchased as soon as practical, beginning on the day that would be deemed the Investment Date if the common stock was purchased directly from us.

SOURCE OF SHARES

     Shares will be purchased either directly from us as newly issued shares of common stock or treasury shares, or from parties other than us, either in the open market or in privately negotiated transactions.

PURCHASE PRICE

     Purchases of shares of common stock directly from us with reinvested dividends or optional cash payments, not exceeding $20,000 per month, will be made at a price equal to 100% of the average of the high and low sales prices for a share of our common stock as reported by the New York Stock Exchange on the applicable Investment Date.

     Purchases of shares of common stock directly from us with optional cash payments of greater than $20,000 per month will be made pro rata over a five day pricing period, with each day in the pricing period being an Investment Date. Please see Exhibit A for a list of expected pricing periods. On each of the five Investment Dates, the purchase price will equal 100% (subject to change as provided in the following paragraph) of the average of the daily high and low sales prices for a share of our common stock as reported by the New York Stock Exchange. Purchases made during the pricing period may be subject to a minimum price, as more fully described below. We may alter or amend at our sole discretion these pricing periods at any time and from time to time, prior to the commencement of any pricing period and prior to the granting of any waiver with respect to such period.

     The purchase price for shares of our common stock in the case of dividend reinvestments and optional cash payments up to $20,000 per month are not discounted. Optional cash payments in excess of $20,000 per month may be discounted from 0% up to 3% at our sole discretion. Currently, there is no discount for purchases in excess of $20,000 per month.

     The purchase price for shares of our common stock purchased in the open market or in privately negotiated transactions will be equal to the weighted average purchase price paid for those shares. Purchases in the open market or in privately negotiated transactions will begin on the applicable Investment Date.

NUMBER OF SHARES OFFERED

     We expect to authorize and register shares from time to time as necessary for purposes of the plan.

ADVANTAGES OF THE PLAN

     - Both current shareholders and new investors can participate in the plan.

     - The plan provides participants with the opportunity to reinvest cash dividends in additional shares of our common stock without having to pay brokerage commissions or service fees.

     - The plan provides participants with the opportunity to make optional cash payments when and as they choose, subject to minimum and maximum amounts, for the purchase of shares of our common stock without having to pay any brokerage commissions or service fees.

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     - Optional cash payments up to $20,000 per month may be made by check, money order or automatic monthly deduction.

     - Cash dividends paid on shares enrolled in the plan can be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to participants' accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants' accounts.

     - For safekeeping purposes, a participant can convert common stock certificates into book-entry shares that will be credited to his or her account.

     - At no charge and at the request of participants, the Administrator will send certificates to participants for full shares credited to their accounts.

     - At any time, a participant may request the sale of all or part of the shares credited to his or her plan account.

     - Periodic statements reflecting all current activity in your plan account, including purchases of shares and the most recent account balance, will be sent to all participants.

DISADVANTAGES OF THE PLAN

     - No interest will be paid on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $50 and that portion of any optional cash payment that exceeds the maximum limit of $20,000 per month, unless that limit has been waived, are subject to return to the participant without interest.

     - With respect to optional cash payments in excess of $20,000 per month, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

     - Because optional cash payments are not invested by the Administrator immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

     - We may, without giving participants prior notice, change our determination as to whether shares of common stock will be purchased directly from us, in the open market or in privately negotiated transactions with third parties.

     - Sales of shares of common stock credited to a participant's account will involve a transaction fee to be deducted from the proceeds of the sale by the Administrator, as well as any applicable stock transfer taxes on the sales.

     - Shares of common stock credited to the participant's account cannot be pledged until a stock certificate is issued for these shares.

     - We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices that we deem inconsistent with the purposes of the plan.

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                                  RISK FACTORS

     Before you invest in El Paso common stock, you should read the risks, uncertainties and factors which may adversely affect El Paso that are discussed under the caption "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K, filed March 23, 2001, which are incorporated by reference in this prospectus.

                               EL PASO'S BUSINESS

     El Paso is a global energy company with operations that span the wholesale energy value chain, from natural gas production and extraction to power generation. El Paso's principal operations include: the transportation, gathering, processing, and storage of natural gas; marketing of energy and energy-related commodities and products; generation of power; refining of petroleum; production of chemicals; development and operation of energy infrastructure facilities; exploration and production of natural gas and oil; and mining of coal.

     El Paso's principal executive offices are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002 and our telephone number is (713) 420-2600.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the securities of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

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     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that our telecommunications strategy may not be successful;

     - the risk that the former businesses of The Coastal Corporation may not be successfully integrated with our businesses;

     - the risk that we may not fully realize the benefits expected to result from our merger with The Coastal Corporation;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K filed March 23, 2001 and our 2000 Annual Report on Form 10-K under the heading "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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                           INFORMATION ABOUT THE PLAN

     The following questions and answers explain and constitute the El Paso Corporation Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to below as our "plan."

     The provisions of the plan, in effect as of the date of this prospectus, are set forth below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

1. WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the plan is to provide our current shareholders and interested new investors with a simple, convenient and economical method of purchasing shares of our common stock and/or reinvesting all of their cash dividends in additional shares of our common stock. To the extent shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of common stock. We will not, however, receive proceeds from shares of our common stock that may be purchased in the open market or in privately negotiated transactions with third parties in order to supply shares issued to participants under the plan. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities.

2. WHO WILL ADMINISTER THE PLAN?

     Portions of the plan will be administered by Fleet National Bank ("Fleet"), and other portions of the plan will be administered by Mellon Bank, N.A. ("Mellon"). Fleet and Mellon, each individually and collectively, may be referred to in this document as the "Administrator." Fleet acts as agent for participants, processes the purchasing of common stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in electronic registration form (also known as book-entry form) to that participant's account maintained by Fleet, unless and until a participant requests the issuance of a stock certificate for all or part of the shares or requests the sale of all or part of the shares. Fleet also serves as dividend disbursement agent, transfer agent and registrar for our common stock. EquiServe ("EquiServe"), a registered transfer agent, will provide certain administrative support to Fleet. Mellon will administer the Request for Waiver portion of the plan. FutureShare Financial LLC ("FutureShare"), an affiliate of Mellon and a registered broker dealer, will provide certain support to Mellon. The Administrator reserves the right to resign at any time upon reasonable notice to the Company and the Company reserves the right to change the Administrator upon reasonable notice.

3. HOW DO I CORRESPOND WITH THE ADMINISTRATOR?

     All correspondence and inquiries concerning the plan (other than correspondence and inquiries regarding requests for waivers) should be directed to:

     Fleet National Bank
     c/o EquiServe
     Attn: El Paso Corporation Stock Purchase Plan
     P.O. Box 43010
     Providence, RI 02940-3010

     Be sure to include a reference to El Paso Corporation in your correspondence.

     To contact Fleet by telephone:

    Shareholder customer service, including sale of shares:
    1-877-453-1503

     An automated voice response system is available 24 hours a day, seven days a week.

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     Customer service representatives are available from 8:30 a.m. to 6:00 p.m.,
U.S. Eastern time, each business day.

     You can also obtain information about your account via the Internet on EquiServe's web site http://gateway.equiserve.com. At the web site, you can access your share balance, sell shares, request a stock certificate, change dividend payment options and obtain online forms and other information about your account. To obtain access, you will need your issue and account numbers which can be found on your dividend check or statement as well as your password. You can request a new password online or by calling EquiServe at 1-877-453-1503.

     Inquiries concerning requests for waivers, including requests for waiver forms, information on waiver set dates or to learn if we will be accepting requests for waivers, should be directed to Mellon at 1-917-320-6300.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Our existing shareholders (both registered holders and beneficial owners), as well as persons seeking to purchase their first shares in our company, may participate in our plan.

     A "registered holder" (which means a shareholder whose shares of common stock are registered on the stock transfer books of El Paso in his or her name) or a "beneficial owner" (which means a shareholder whose shares of common stock are registered on the stock transfer books of El Paso in a name other than his or her name; for example, in the name of a broker, bank, or other nominee), may participate in the plan. A registered holder may participate in the plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf.

     An interested investor that is not currently a shareholder may participate in the plan by making an initial cash investment in our common stock of not less than $5,000 nor more than $20,000. In certain circumstances, however, we may permit greater initial cash investments if an appropriate waiver is filed with us and accepted.

     The right to participate in our plan is not transferable to another person. We reserve the right to exclude from participation in the plan persons who use our plan to engage in short-term trading activities. In addition, we reserve the right to aggregate optional cash payments submitted by participants with the same name, address or social security or taxpayer identification number for purposes of determining whether the monthly maximum of $20,000 would be exceeded.

     Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

5. WHAT ARE THE ENROLLMENT PROCEDURES?

     A person may participate in the plan by following the appropriate procedure set forth below.

  Our registered holders:

     Each eligible registered holder of our common stock may enroll in our plan and become a participant by completing and signing the shareholder authorization card and returning it to the Administrator.

     Please note, that if the shares you currently own are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the shareholder authorization card exactly as their names appear on the account registration.

     Alternatively, eligible registered shareholders may enroll in the plan by calling shareholder customer services toll free at 1-877-453-1503 after a thorough review of this prospectus.

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  Our beneficial owners:

     If you are a beneficial owner of shares of common stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan directly after you have instructed your financial intermediary to re-register your shares in your name and those shares have been re-registered. Any costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements with your financial intermediary to participate in the plan on your behalf or you may enroll in the plan in the same manner as someone who is not currently a shareholder as described below.

  Interested investors who do not currently own our common stock:

     An interested investor who is not presently one of our shareholders, but desires to enroll in our plan, may become a participant by submitting a completed initial investment form to the Administrator together with a check or money order ($5,000 minimum/$20,000 maximum), payable in United States dollars and drawn on a United States bank. All checks and money orders should be made payable to "EquiServe -- El Paso Corporation."

     Some state securities laws require that a registered broker-dealer send investment materials to their residents. Therefore, a registered broker-dealer, rather than the Administrator, will forward a copy of this prospectus and the appropriate enrollment form to residents of those states.

     Both the initial investment form and the shareholder authorization card, copies of which are available upon request from the Administrator, appoint Fleet as the participant's agent for purposes of the plan and direct Fleet to apply cash dividends to the purchase of additional shares of our common stock if specified by the participant on the applicable enrollment form. The initial investment form and the shareholder authorization card also direct the Administrator to purchase additional shares of our common stock with any optional cash payments that the participant may elect to make.

     The Administrator will process initial investment forms and shareholder authorization cards as promptly as practicable. Participation in the plan will begin after the properly completed form and any required payments have been accepted by the Administrator.

6. WHAT ARE THE DIVIDEND OPTIONS?

     We typically pay cash dividends on our common stock in the beginning of January, April, July and October. The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant.

     You may select from the following dividend options:

     Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating this election on the shareholder authorization card or the initial investment form. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service. Under this option, you may make optional cash payments when and as you choose, provided each optional cash payment is at least $50 and total cash payments do not exceed $20,000 per month, unless a request for waiver has been previously submitted and approved.

     Optional Cash Payments Only: You may elect to receive all of your dividends in cash by designating this election on the shareholder authorization card or the initial investment form. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under Question 8 "Can I have my dividends directly deposited?" Under this option, you may make optional cash payments when and as you choose, provided each

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     optional cash payment is at least $50 and total cash payments do not exceed
     $20,000 per month, unless a request for waiver has been previously submitted and approved.

     Cash dividends will be distributed in the manner designated on the shareholder authorization card or initial investment form until the participant specifies otherwise, or until the plan is terminated. Please note, shareholders with multiple accounts must request enrollment for each account registration. In order to be effective for a particular dividend, the Administrator must receive a completed shareholder authorization card on or before the record date associated with such dividend.

     If you return a properly signed shareholder authorization card or initial investment form without electing a dividend reinvestment option, your account will be enrolled in Full Dividend Reinvestment.

7. CAN I CHANGE MY DIVIDEND OPTION?

     You may change your dividend option by calling or writing to the Administrator or by completing and returning a new shareholder authorization card. You can also change your dividend option by accessing your account through the Internet at the Administrator's website: http://gateway.equiserve.com. To be effective for a specific dividend, the Administrator must receive any change in election on or before the record date for that dividend. Otherwise, the change in election may be delayed until the following dividend payment date. The record date usually occurs in the beginning of March, June, September and December. If you have multiple accounts, and desire to change the dividend payment options on some or all of your accounts, a request must be submitted for each account registration.

8. CAN I HAVE MY DIVIDENDS DIRECTLY DEPOSITED?

     Through the plan's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your pre-designated checking or savings account at a United States bank or financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete and sign a direct deposit authorization form and return it to the Administrator. You may obtain a direct deposit authorization form by calling EquiServe at 1-877-453-1503.

     Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting a new direct deposit authorization form or other written instruction to the Administrator.

9. HOW DO I MAKE OPTIONAL CASH PAYMENTS UP TO $20,000 PER MONTH?

     If you are a current participant, you are eligible to make optional cash payments at any time. You should mail your check or money order to EquiServe, along with a cash investment and other transaction form located at the bottom of each statement of holdings, to the address indicated on the form. If you choose to submit an optional cash payment when enrolling in the plan, you may enclose a check or money order with your shareholder authorization card. All optional cash payments are subject to a minimum of $50 per payment.

     As an alternative to sending checks and money orders, you may elect to have a minimum of $50 but not more than $20,000 automatically withdrawn every month from an account at a qualified financial institution. You may elect this option by completing and returning a properly executed automatic deduction enrollment form, along with a voided blank check or checking/savings deposit slip, to the Administrator. Automatic deduction enrollment forms may be obtained by contacting the Administrator. You should allow 4 to 6 weeks for the first investment to be initiated. Once established, funds will be deducted from your designated bank account on the 20th of each month. If the 20th of the month is not a business day, funds will be deducted the following business day. You may change the amount of funds to be withdrawn or terminate the automatic deduction by contacting the Administrator. In order for such change to be effective for a particular deduction, the Administrator should receive such notification at least 7 business days prior to the debit date. Changes in the bank account or bank routing number, however, constitute the establishment of a new automatic deduction and may require 4 to 6 weeks to take effect. The Administrator will invest such funds on the first investment of the following month.

     If you are an interested new investor, you are eligible to make an initial cash investment at any time. Simply complete and return an initial investment form along with a check or money order representing your desired initial cash investment. All initial cash investments in the form of checks or money orders are subject to a minimum of $5,000.

     Except when accompanied by an approved Request for Waiver Form (as described below), the aggregate of your optional cash payments, including your initial cash investment, if applicable, cannot exceed $20,000 per month. Optional cash payments of less than the allowable minimum dollar amount per payment and that portion of any optional cash payment that exceeds the allowable maximum dollar amount per month will be returned, except as noted below, promptly to participants, without interest. Optional cash payments submitted by brokerage firms or other nominees on behalf of beneficial owners may be aggregated for purposes of determining whether the limit of $20,000 per month will be exceeded. In addition, we reserve the right to aggregate all optional cash payments for participants with more than one account using the same name, address or social security or taxpayer identification number for purposes of determining whether the limit of $20,000 per month will be exceeded. For participants unable to supply a social security or taxpayer identification number, participation may be limited by us to only one plan account. Also, for the purposes of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event we exercise our right to aggregate payments and the result would be a payment in excess of $20,000 per month without an approved request for waiver, we will return, without interest, as promptly as practicable, any amounts in excess of the investment limitation.

     Optional cash payments up to $20,000 per month made by check or money order must be payable in United States dollars, drawn against a United States bank and made payable to "EquiServe -- El Paso Corporation." Due to the longer clearance period, the Administrator is unable to accept checks clearing through non-United States banks. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to you, as will any cash or third party checks. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a United States bank and can print the dollar amount in United States funds. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator.

     In order to be effective for a particular Investment Date, the Administrator must receive optional cash payments up to $20,000 per month at least two business days prior to that Investment Date. Cash payments received less than two business days prior to an Investment Date will be held by the Administrator until the following Investment Date.

     No interest will be paid on optional cash payments received and held pending investment by the Administrator.

     Upon receipt of your written request, the Administrator will promptly return to you, without interest, any uninvested optional cash payments in amounts less than $20,000 per month. Such a request must be received by the Administrator at least five business days before the applicable Investment Date.

     Please note, there is no obligation to make optional cash payments and the amount of such payments may vary from time to time.

     We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

     Participants should be aware that investments under the plan are made as of specified dates. As a result, one may lose any advantage that otherwise might be available from being able to select the timing or the price of an investment. Neither we nor the Administrator can assure a profit or protect against a loss on shares of common stock purchased under the plan.

10. HOW ARE OPTIONAL CASH PAYMENTS WITH "RETURNED FUNDS" HANDLED?

     In the event that any form of payment is returned unpaid for any reason (e.g. insufficient funds), the Administrator will consider the request for investment of such money null and void and shall immediately remove from your account any shares purchased upon the prior credit of such payment. The Administrator shall then be entitled to sell those shares at the current market price to satisfy any amount of such uncollected payment. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected payment, the Administrator will be entitled to sell additional shares from your plan account to satisfy the uncollected balance. Any deposit returned unpaid will be subject to a $25 returned funds fee, which the Administrator will deduct from your account.

11. CAN I MAKE AN OPTIONAL CASH PAYMENT IN EXCESS OF $20,000 PER MONTH?

     If you wish to make an optional cash payment in excess of $20,000 per month, or if your proposed payments have been aggregated so as to exceed $20,000 per month, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should obtain a Request For Waiver Form by contacting Mellon at 1-917-320-6300. Completed Request For Waiver Forms should be sent to Mellon via facsimile at 1-917-320-6312 no later than two business days prior to the Waiver Cash Payment Due Date provided in Exhibit A for the applicable Pricing Period. If we approve your request for waiver, then you must send Mellon your optional cash payment of greater than $20,000.

     Mellon must receive your optional cash payment in good funds pursuant to a Request For Waiver Form by the applicable Waiver Cash Payment Due Date provided in Exhibit A. Funds received after the applicable Waiver Cash Payment Due Date will be returned to you.

     We also may make the foregoing information available on the Investor Relations segment of our website at www.elpaso.com or on another website we or Mellon may establish for this purpose from time to time. The website may also contain a form for submitting a request for waiver via electronic mail.

     We have the sole discretion whether to approve any request to make an optional cash payment in excess of the $20,000 monthly maximum allowable amount. We may grant those requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

     - whether, at the time of such request, the Administrator is acquiring shares of common stock for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

     - our need for additional funds;

     - our desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

     - the purchase price likely to apply to any sale of common stock;

     - the extent and nature of your prior participation in the plan;

     - the number of shares of common stock you hold of record; and

     - the total amount of optional cash payments in excess of $20,000 per month for which requests for waiver have been submitted.

     If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

     If requests for waivers are submitted for any Pricing Period for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate.

     We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible registered holders or beneficial owners of our common stock for any reason whatsoever including elimination of practices that are inconsistent with the purposes of the plan.

12. WHAT IS AN INVESTMENT DATE AND WHEN DO INVESTMENT DATES OCCUR?

     The Investment Date is the date or dates on which shares of our common stock are deemed to have been purchased with reinvested dividends or optional cash payments. The Investment Date under the plan depends on whether you purchase the shares with reinvested dividends or optional cash payments and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than us.

     - Reinvested Dividends: If shares acquired with reinvested dividends are acquired directly from us, the Investment Date is the dividend payment date (or if that date is not a trading day, then the first trading day immediately following that date). Newly issued shares will be credited to participants' accounts as of the Investment Date. If shares acquired with reinvested dividends are acquired from parties other than us either in open market or privately negotiated transactions, the Investment Date will be the date or dates on which those purchases occur, which will commence on the applicable dividend payment date and will be completed no later than 30 days following the dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Shares purchased in the open market or in privately negotiated transactions will be credited to participants' accounts after the settlement period. Settlement normally occurs three business days after the investment is completed. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

       Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the plan obligates us to declare or pay any dividend on our common stock. The plan does not represent a guarantee of future dividends.

     - Optional Cash Payments up to $20,000 per Month: If shares will be purchased directly from us with optional cash payments up to $20,000 per month, there will be two Investment Dates in each month. The Investment Dates will occur on the 1st and the 15th (or, if no trading occurs on either date, then the first trading day immediately following such date). Newly issued shares will be credited to participants' accounts as of the applicable Investment Date. Purchases of shares from parties other than us either in open market or privately negotiated transactions will begin on the days that would be deemed the Investment Dates if the shares were acquired directly from us and will be completed no later than 30 days following such dates, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Shares purchased in the open market or in privately negotiated transactions will be posted to the participants' accounts after the settlement period. Settlement normally occurs three business days after the investment is completed. Optional cash payments up to $20,000 per month must be received by the Administrator at least two business days prior to an Investment Date in order to be invested on that Investment Date. Otherwise the cash will not be invested until the next Investment Date.

       In dividend months, optional cash payments up to $20,000 per month will continue to be invested as outlined above. Since the dividend payable date may or may not fall on the 1st or the 15th, more than two investments may occur in the applicable months. If, however, the dividend is declared payable as of the 1st or the 15th of January, April, July or October, funds from any optional cash payments up to $20,000 per month will be commingled with the dividend funds and invested accordingly.

     - Optional Cash Payments in Excess of $20,000 per Month: Pursuant to an approved request for waiver, shares will be purchased directly from us with optional cash payments in excess of

       $20,000 per month. There will be two Pricing Periods per month, each of which will consist of five separate Investment Dates, provided the New York Stock Exchange is open for business on each of the five days. For your reference we have attached as Exhibit A to this prospectus a list of the expected Pricing Period Commencement and Conclusion Dates. One-fifth (1/5) of your optional cash payment will be invested on each Investment Date, subject to the qualifications set forth under "Minimum Waiver Price" in the answer to Question 14 below. Mellon must receive your optional cash payment in good funds pursuant to an approved Request For Waiver Form by the applicable Waiver Cash Payment Due Date set forth in Exhibit A.

     See Exhibit A to this prospectus for a list of the expected Pricing Period Commencement and Conclusion Dates. We may alter or amend at our sole discretion these pricing periods at any time and from time to time, prior to the commencement of any pricing period and prior to the granting of any waiver with respect to such period.

13. WHAT IS THE SOURCE OF THE EL PASO COMMON STOCK PURCHASED THROUGH THE PLAN?

     Purchases of shares of our common stock under the plan may be made, at our discretion, either (1) directly from us out of our authorized but unissued shares of common stock or treasury stock; (2) on the open market; or (3) in negotiated transactions with third parties.

     Full and fractional shares acquired under the plan will be calculated and credited to participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

14. WHAT IS THE PURCHASE PRICE FOR SHARES PURCHASED THROUGH THE PLAN?

     The Purchase Price under the plan depends in part on whether the common shares are purchased from us or from parties other than us.

  Reinvested Dividends

          If shares of common stock are purchased directly from us with reinvested dividends, the Purchase Price to you will equal 100% of the average of the high and low sales prices for a share of common stock as reported by the New York Stock Exchange on the applicable Investment Date.

          If the shares of common stock are purchased in the open market or in privately negotiated transactions, then the Purchase Price to you will equal the weighted average purchase price paid for those shares.

  Optional Cash Payments up to $20,000 per Month

          If shares of common stock are purchased with optional cash payments not exceeding $20,000 per month directly from us, the Purchase Price to you will equal 100% of the average of the high and low sales prices for a share of common stock as reported by the New York Stock Exchange on the applicable Investment Date.

          If the shares of common stock are purchased in the open market or in privately negotiated transactions, then the Purchase Price to you will be equal to the weighted average purchase price paid for those shares.

  Optional Cash Payments in Excess of $20,000 per Month

          Shares purchased pursuant to a granted request for waiver will be purchased directly from us. The Purchase Price to you will equal 100% (subject to change as provided below) of the average of the daily high and low sales prices of our common stock as reported by the New York Stock Exchange for the trading day relating to each of the five Investment Dates during the Pricing Period assuming the minimum waiver price is met on each of the five days (see below). The Purchase Price will reflect any discount, 0% up to 3%, we are offering on purchases with optional cash payments in excess of $20,000 per month on the applicable Investment Date.

          We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash payments in excess of $20,000 per month made pursuant to a granted request for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of the Pricing Period. We will notify Mellon of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the plan and our current and projected capital needs. Participants may ascertain whether a Minimum Waiver Price has been set or waived for any given pricing period by calling Mellon at 1-917-320-6300 or such other number as we may establish from time to time.

          We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sales prices as reported by the New York Stock Exchange for each trading day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the Purchase Price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two of the five trading days in a Pricing Period, then we will base the Purchase Price upon the remaining three trading days in which the Minimum Waiver Price was met.

          In addition, we will return a pro rata portion of each optional cash payment made pursuant to an approved request for waiver for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange as soon as reasonably practical after the Pricing Period, without interest. The returned amount will equal one-fifth ( 1/5) of the total amount of that optional cash payment (not just the amount exceeding $20,000) for each trading day that the Minimum Waiver Price is not met or for each trading day in which sales are not reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two of the five trading days in a Pricing Period, then we will return two-fifths ( 2/5 or 40%) of the optional cash payment to you without interest after conclusion of the Pricing Period.

          The establishment of the Minimum Waiver Price and the possible return of a portion of the payment applies only to optional cash payments exceeding $20,000 per month made pursuant to a granted request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular Pricing Period. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period.

  Discount

          A discount of 0% up to 3% from the purchase price may be offered, in the Company's sole discretion, with respect to a particular Investment Date to participants on purchases of our common stock through optional cash payments in excess of $20,000 per month. The maximum discount rate, if any, on optional cash purchases in excess of $20,000 per month, may be obtained at least three business days before the first day of the applicable Pricing Period, as provided on Exhibit A to this prospectus by calling Mellon at 1-917-320-6300.

          Setting a discount from the purchase price for optional cash payments in excess of $20,000 per month for a particular Investment Date will not affect the setting of a discount for any other Investment Date. We may increase, decrease, or waive our right to set a discount from the purchase price for any particular Investment Date. Neither we nor the Administrator is required to give you notice of the discount for any Investment Date.

15. MAY I ADD MY CERTIFICATE SHARES OF EL PASO CORPORATION COMMON STOCK TO MY PLAN ACCOUNT FOR SAFEKEEPING?

     You may use the plan's "share safekeeping" service to deposit any common stock certificates in your possession with the Administrator at no cost to you. Shares deposited will be recorded in book-entry form and credited to your account. By using the plan's share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

     The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See the answer to Question 17 regarding certificates for shares and the answer to Question 18 regarding sale of shares below.

16. HOW DO I SEND MY CERTIFICATES TO THE ADMINISTRATOR FOR SAFEKEEPING?

  Stock certificates sent to the Administrator for safekeeping should not be endorsed.

     To insure against loss resulting from mailing certificates, the Administrator recommends that you send your certificates to the address listed in Question 3 by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail.

17. CAN I HAVE A CERTIFICATE ISSUED FOR SHARES CREDITED TO MY ACCOUNT?

     Common stock purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in electronic registration form (book-entry) and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may receive a certificate for all or any portion of the whole shares credited to your book entry position at any time upon calling or writing to the Administrator. Alternatively, you may also request the issuance of a stock certificate through the Internet at the Administrator's website http://gateway.equiserve.com or by utilizing the cash investment and other transaction form located at the bottom of your statement of holdings. The request should state that you wish to withdraw shares and should specify the number of whole shares to be withdrawn. To access your account online, you will need your issue and account numbers which can be found on your dividend check or statement, and your account password. You may request a new password on-line or through the Administrator at 1-877-453-1503. Stock certificates will be issued for whole shares only and will be issued within 5 business days after the Administrator receives the request. Certificates for fractional shares will not be issued. There is no fee for this service. Any remaining whole or fractional shares will continue to be credited to your account. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares.

18. HOW DO I SELL SHARES CREDITED TO MY ACCOUNT?

     You may direct the Administrator to sell a portion of the shares of common stock credited to your account at any time by calling or writing to the Administrator. Alternatively, you may request a sale of your shares through the Internet at the Administrator's website http://gateway.equiserve.com or by utilizing the cash investment and other transaction form located at the bottom of your statement of holdings. Please note, however, the Administrator is unable to accept instructions to sell on a specific date or at a specific price. Upon receipt of the request, the Administrator will, within 5 business days of receipt, cause such shares to be sold in the open market through an independent broker-dealer chosen by the Administrator. We will not participate in any sale of shares under the Plan, and no shares will be sold directly to us, or any of our subsidiaries or affiliates. The sale price per share will be the weighted average price of all shares sold that day less brokerage commissions (currently $0.15 per share, subject to change).

     The Administrator will send you a check for the sales proceeds, less a transaction fee of $10.00 and any applicable transfer taxes, and other costs of sale after settlement has occurred. Settlement is normally 3 business days after the sale of shares. All information regarding the sale of the shares will be provided to the Internal Revenue Service (the "IRS").

     Our common stock price may fluctuate during the period between a request for sale, its receipt by the Administrator, and the ultimate sale in the open market. If you are considering such a request you should evaluate this risk before requesting a sale. The risk of a price decline is borne solely by you. If you prefer to have complete control over the exact timing and sale price, you can withdraw the shares you wish to sell and sell them through a broker of your own choosing.

19. HOW DO I TERMINATE MY ACCOUNT?

     You may terminate your account at any time by calling or writing the Administrator. Alternatively, you may request termination of your account by using the cash investment and other transaction form located at the bottom of your statement of holdings. Upon termination, a certificate for all full shares and a check for any fractional interest in a share at the then current market value of our common stock will be issued and mailed to you. If you prefer, you can request the Administrator to sell all shares as described above. The Administrator will process all requests for termination as soon as practical after receipt of the request. The Administrator must receive such termination notice at least 7 business days prior to a dividend payment date in order for you to receive such dividend in cash; otherwise such notice may not be effective until after the dividends are reinvested and the shares have been credited to your account. All dividends, which have a dividend record date subsequent to the date on which the Administrator processes the termination, will be sent directly to you.

     In the event that a purchase of shares on behalf of a participant pursuant to the plan is pending, such participant may not terminate enrollment until after the investment date has passed and the shares purchased have been credited to the plan account.

20. CAN I TRANSFER OR GIFT SHARES THAT ARE CREDITED TO MY ACCOUNT?

     You may transfer the ownership of all or part of the shares credited to your book entry position to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Requests for these transfers must meet the same requirements as are applicable to the transfer of common stock certificates, including the requirement of a Medallion Signature Guarantee. Simply contact the Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer. Shares that are transferred will be credited in book-entry form to the transferee's account. An account will be opened in the name of the transferee if the transferee is not already a registered shareholder, and the transferee's account will be enrolled in the plan under the same dividend option as the transferor unless the transferor specifies differently. The transferee may change the dividend option after the transfer has been made as described in Question 7 above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

21. WHAT IF EL PASO ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT? WHAT HAPPENS IN THE EVENT OF A RIGHTS OFFERING?

     Any common stock dividend or stock splits distributed by us and relating to shares held in book entry form will be credited to your book entry position. Such distributions relating to shares not held in book entry form and registered in your name may be mailed directly to you in the same manner as to shareholders who are not participating in the plan. Alternatively, we may, at our discretion, decide to distribute such shares in book entry form (rather than mailing certificates).

     In the event we make available to you rights to subscribe to additional shares, debentures or other securities, the full shares held for you under the plan will be added to other shares held by you in calculating the number of rights to be offered to you.

22. WHAT REPORTS WILL I RECEIVE?

     Whenever you purchase, sell or deposit shares through the plan, the Administrator will promptly send you a statement of holdings with the details of the transaction. After each dividend reinvestment, you will receive from the Administrator a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. You should retain these statements to establish the cost basis of shares of common stock purchased under the plan for income tax purposes as there may be a fee incurred if the Administrator must supply an additional account history.

     In addition, you will receive copies of the same communications sent to all other holders of record of our common stock. This includes our annual report to shareholders, quarterly reports to shareholders, the notice of annual meeting and proxy statement. You will also be furnished with IRS information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the IRS may require. All notices, statements and reports will be addressed to your latest address of record with the Administrator.

     In order to ensure receipt of plan reports and information, you must promptly notify the Administrator of any change of address.

23. ARE THERE COSTS ASSOCIATED WITH PARTICIPATION?

     All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

     - Costs associated with automatic investments that may be assessed by your financial institution (as described under Question 9 above).

     - Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash payments.

     - Those costs associated with your direction to the Administrator to sell all or a portion of your shares (as described under Question 18 above).

     - Those costs related to a sale of a fractional share (as described under Questions 18 and 19 above).

     - Any costs assigned to you as a beneficial holder by your broker or nominee who is participating in the plan on your behalf.

     Participation in the plan is voluntary and you may discontinue your participation at any time.

24. CAN I PLEDGE OR ASSIGN SHARES CREDITED TO MY ACCOUNT?

     Except as described under Question 20 above regarding gifts and transfer of shares, common stock credited to your account may not be pledged or assigned. If you wish to pledge shares of common stock credited to your account, you must request that certificates for those shares be issued in your name as described under Question 17 above.

25. HOW DO I VOTE SHARES CREDITED TO MY ACCOUNT AT SHAREHOLDERS' MEETINGS?

     If you participate in the plan, you, as a holder of our common stock, will have the same rights as every other holder of our common stock. The Administrator will send you all of the required documentation, including a proxy card, to vote all of the shares of stock that you hold in certificate form and have credited to your book entry position. You will receive a single proxy card for each account registration. Only you have the right to vote such shares. A properly signed and completed proxy will be voted according to your instructions. We may also provide for electronic voting of proxies via the telephone or Internet, as may be described in our proxy materials.

26. CAN THE PLAN BE TERMINATED, SUSPENDED OR MODIFIED?

     We reserve the right to terminate, suspend or modify the plan at any time in whole, in part, or in respect to participants in one or more jurisdictions, although the plan does not currently have an expiration date (subject to other provisions of the plan). All affected participants will receive notice of any termination, suspension or modification of the plan. Any amendment or supplement shall be deemed to be accepted by you unless the Administrator receives notice of the termination of your plan account. Any such amendment may include an appointment by the Administrator, in its place and stead, of a successor administrator under the plan in which event we are authorized to pay such successor agent, for your account, all dividends and distributions payable on the shares of the company held by you for application by such successor administrator as provided in the plan.

27. WHAT ARE THE RESPONSIBILITIES OF EL PASO AND THE ADMINISTRATOR UNDER THE
PLAN?

     Neither we nor the Administrator (nor any of our agents, representatives, employees, officers, directors or subcontractors) will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease reinvesting dividends for your account upon your death or adjudicated incompetence, prior to receipt of written notice of such death or adjudicated incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made for your account or fluctuations in the market value of the common stock. You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants cannot waive federal securities law liability.

     We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations. The establishment and maintenance of the plan does not constitute assurances with respect to either the value of our common stock, whether or not we will continue to pay dividends on our common stock or the rate if any, at which future dividends may be paid.

     Neither we nor the Administrator makes any recommendation as to whether you should participate in the plan. You should make your own decision based on your own investment objectives.

28. CAN MY PARTICIPATION IN THE PLAN BE TERMINATED?

     If you do not own at least one whole share registered in your name in stock certificate form or credited in book-entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then current market price of our common stock, less any service fee, any applicable brokerage commission and any other costs of sale.

29. WHAT LAW GOVERNS THE PLAN?

     The plan and its operations are governed by the laws of the State of Delaware and federal and state securities laws, as applicable.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     We believed the following to be an accurate general summary of the material federal income tax consequences of participation in the plan as of the date of this prospectus. This summary of tax consequences is for general information, however, and does not reflect tax consequences of every possible situation that could result from participation in the plan. Participants in the plan should therefore consult with their own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws, and U.S. tax withholding laws) applicable to their own particular circumstances.

DIVIDEND REINVESTMENT

     In situations where shares of common stock are purchased directly from us with reinvested dividends, a participant must include in gross income a dividend equal to the number of shares purchased with the participant's reinvested dividends multiplied by the fair market value of our common stock on the relevant Investment Date. The shares of common stock acquired by dividend reinvestment will have a cost basis for determining gain or loss equal to the fair market value of the shares on the relevant Investment Date. The fair market value for federal income tax purposes will likely be treated as being equal to 100% of the average of the high and low sales prices of our common stock on the Investment Date.

     In situations where shares of our common stock are purchased on the open market with reinvested dividends, an amount will be includible in gross income of the participant for federal income tax purposes equal to the amount of the dividend which is reinvested in shares, plus that portion of any brokerage commissions paid by El Paso on the participant's behalf in the purchase of the shares. The participant's basis in shares purchased on the open market will be equal to the purchase price plus the amount of any brokerage commissions paid by El Paso on the participant's behalf for the shares purchased.

OPTIONAL CASH PAYMENTS

     If a participant or new investor makes optional cash payments to purchase El Paso common stock under the plan, any discount provided by the plan for such investment will be treated as a distribution taxable as a dividend. The amount treated as a distribution will be the excess of the fair market value of the shares acquired on the Investment Date over the amount paid for the shares purchased.

     The amount of any discount provided by the plan on a purchase of El Paso common stock will be treated and accounted for as a distribution to a participant irrespective of whether the participant is participating in dividend reinvestment under the plan. However, in one private letter ruling involving similar circumstances, the IRS indicated that such discount need not be included in gross income if a participant is not enrolled in Dividend reinvestment under a plan. A private letter ruling issued by the IRS to one person generally may not be relied upon by other persons as being binding on the IRS, although it may suggest how the IRS would treat similar cases. You should consult your own tax advisor to determine the appropriate tax treatment in any acquisition of stock under the plan in which a discount is provided to you by the plan.

     Shares of El Paso common stock acquired with optional cash payments should, to the extent that any discount provided by the plan is treated as a distribution taxable as a dividend, have a tax basis equal to the amount paid for the shares plus the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount paid for the shares purchased. The fair market value of shares acquired may differ from the purchase price determined under the plan if a discount is provided for the purchase pursuant to the plan. The fair market value for federal income tax purposes will likely be treated as being equal to 100% of the average of the high and low sales prices of El Paso common stock on the Investment Date.

     In situations where the Administrator purchases shares of El Paso common stock on the open market with optional cash payments, an amount will be includable in gross income of the participant for federal income tax purposes equal to that portion of any brokerage commissions paid by El Paso on the participant's behalf in the purchase of the shares. The participant's basis in shares purchased on the open market will be equal to the purchase price plus the amount of any brokerage commissions paid by El Paso on the participant's behalf for the shares purchased.

WITHHOLDING

     The dividends reinvested and the proceeds of the sale of shares under the plan may be subject to federal backup withholding in certain circumstances. The Administrator will furnish participants with necessary forms and instructions concerning the application of backup withholding rules. Any amounts that are required to be withheld under these rules will be deducted from the dividends reinvested and/or proceeds of any sale of shares, and the remaining amount reinvested or paid.

     In the case of foreign participants who are subject to U.S. tax withholding, the Administrator will reinvest dividends less the amount of tax required to be withheld, and make other withholdings required by applicable rules. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

ACQUISITION AND SALE OF SHARES

     As a participant in the plan you will not realize income merely by receiving a certificate for shares that have been purchased for your account under the plan. However, if you receive a cash payment for the sale of shares credited to your account there may be gain or loss measured by the difference between the amount of cash received and your basis in the shares sold. Such gain or loss will be a capital gain or loss for federal income tax purposes if the shares are a capital asset in your hands. The holding period for shares of common stock purchased under the plan will begin the day after the date the shares are credited to your account. The holding period can determine the rate of tax on any gain, and treatment of any loss from the sale of shares. You should consult with your own tax advisor to determine the specific tax consequences of any particular sale of shares to be made.

TAX INFORMATION REPORTING

     The dividends paid to you as a shareholder, and any brokerage commissions paid by El Paso on your behalf, as described above, will be reported on the appropriate IRS forms, which will be mailed to you and the IRS by January 31 following the end of the year of payment. Shares of El Paso common stock sold through the Administrator will be reported on IRS Form 1099-B, which will be mailed to you and the IRS by January 31 following the end of the year of the sale. Form 1099-B will state the amount of the sale proceeds. You and your tax advisor must determine the basis of shares sold and any gain or loss on such a sale.

                                USE OF PROCEEDS

     The plan will raise additional capital for us to the extent that the plan purchases newly-issued shares of common stock or treasury shares from us (rather than acquiring shares in the open market or in privately negotiated transactions). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue new shares to satisfy demand for shares under the plan; therefore, we expect to raise additional capital for us. We intend to use the net proceeds from the sale of common stock for one or more of the following: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

                              PLAN OF DISTRIBUTION

     Subject to the discussion below, we will distribute newly issued or treasury shares of our common stock sold under the plan. FutureShare, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the plan. There are no brokerage commissions or service charges allocated to participants in the plan in connection with their purchases of such newly issued or treasury shares of common stock.

     In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

     Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a transaction fee and any required tax withholdings or transfer taxes.

     Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

     You will not incur fees, commissions or expenses in connection with purchases made under the plan. If you direct the Administrator to sell shares of common stock credited to your account, however, the Administrator will deduct from the sales proceeds; (1) any applicable service fee (currently $10.00 per sale transaction) and (2) any other costs of sale.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the shares of common stock covered by our Direct Stock Purchase and Dividend Reinvestment Plan. This prospectus is part of that registration statement and omits some of the information included in the registration statement pursuant to the rules and regulations of the SEC. For further information about us and our securities you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described below.

     We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on the New York Stock Exchange (NYSE: EPG) and the Pacific Exchange (PSE:EPG), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94101.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2, 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, and March 29, 2001;

     - Proxy Statement for the Annual Meeting of Shareholders to be held on May 21, 2001, filed March 27, 2001; and

     - The description of our common stock contained in our registration statement on Form 8-A, dated April 5, 2001; and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                      DESCRIPTION OF EL PASO COMMON STOCK

     The authorized capital stock of El Paso consists of 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. The description of our common stock is contained in our registration statement on Form 8-A, dated April 5, 2001, and the description of our preferred stock purchase rights associated with our common stock is contained in our registration statement on Form 8-A/A, dated January 29, 1999. Both of these registration statements are incorporated by reference into this prospectus. As of March 16, 2001, we had outstanding 508,892,767 shares of our common stock and 200,000 shares of our Series B Mandatorily Convertible Single Reset Preferred Stock.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the common stock offered under this prospectus have been passed upon for us by Andrews & Kurth, L.L.P., Houston, Texas.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus from the 2000 Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited supplemental combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K dated March 23, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K dated March 23, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K dated March 23, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

                              EL PASO CORPORATION
                                   EXHIBIT A

                       2001 SCHEDULE OF WAIVER SET DATES

     We may alter or amend at our sole discretion these pricing periods at any time and from time to time, prior to the commencement of any pricing period and prior to the granting of any waiver with respect to such period.

    MINIMUM        WAIVER CASH
WAIVER PRICE AND   PAYMENT DUE     PRICING PERIOD     PRICING PERIOD
  WAIVER DATE          DATE       COMMENCEMENT DATE   CONCLUSION DATE
----------------   ------------   -----------------   ---------------
    May 14            May 16          May 17             May 23
    May 29            May 31          June 1             June 7
   June 12           June 14         June 15             June 21
   June 27           June 29          July 2             July 9
   July 12           July 16         July 17             July 23
   July 27           July 31         August 1           August 7
  August 10         August 14       August 15           August 21
  August 29         August 31      September 4        September 10
 September 12      September 14    September 17       September 21
 September 26      September 28     October 1           October 5
  October 10        October 12      October 15         October 19
  October 29        October 31      November 1         November 7
 November 12       November 14     November 15         November 21
 November 28       November 30      December 3         December 7
 December 12       December 14     December 17         December 21
 December 27       December 31      January 2           January 8

                         2002 SCHEDULE OF WAIVER DATES

    MINIMUM        WAIVER CASH
WAIVER PRICE AND   PAYMENT DUE     PRICING PERIOD     PRICING PERIOD
  WAIVER DATE          DATE       COMMENCEMENT DATE   CONCLUSION DATE
----------------   ------------   -----------------   ---------------
  January 10        January 14      January 15         January 22
  January 29        January 31      February 1         February 7
 February 12       February 14     February 15         February 22
 February 26       February 28       March 1             March 7
   March 12          March 14        March 15           March 21
   March 26          March 28        April 1             April 5
   April 10          April 12        April 15           April 19
   April 26          April 30         May 1               May 7
    May 10            May 14          May 15             May 21
    May 29            May 31          June 3             June 7
   June 12           June 14         June 17             June 21
   June 26           June 28          July 1             July 8
   July 10           July 12         July 15             July 19
   July 29           July 31         August 1           August 7
  August 12         August 14       August 15           August 21
  August 28         August 30      September 3         September 9
 September 11      September 13    September 16       September 20
 September 26      September 30     October 1           October 7
  October 10        October 14      October 15         October 21
  October 29        October 31      November 1         November 7
 November 12       November 14     November 15         November 21
 November 26       November 29      December 2         December 6
 December 11       December 13     December 16         December 20
 December 27       December 31      January 2           January 8

--------------------------------------------------------------------------------

Ticker Symbol (NYSE): EPG and (PSE): EPG

Internet Site: www.elpaso.com

Plan Administrator:

     Fleet National Bank
     Shareholder inquiries:
     1-877-453-1503

     An automated voice response system is available 24 hours a day, seven days a week.

     Customer service representatives are available from 8:30 a.m. to 6:00 p.m. U.S. Eastern time each business day.

     New investors requesting plan material:  1-877-453-1503

Write to:

     Fleet National Bank
     c/o EquiServe
     Attn: El Paso Corporation Stock Purchase Plan
     P.O. Box 43010
     Providence, RI 02940-3010

     Internet: http://gateway.equiserve.com

For Requests for Waiver to purchase common stock in amounts in excess of $20,000 per month, please contact Mellon at 1-917-320-6300.